EXHIBIT 99.1

GSI Technology, Inc. Announces Second Quarter of Fiscal Year 2027 Results

SUNNYVALE, Calif., Nov. 05, 2026 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its second fiscal quarter ended September 30, 2026.

Summary Comments for Second Quarter of Fiscal Year 2027 (all financial comparisons are to Second Quarter of Fiscal Year 2026)

  Smart Guardian Eye project begins live AI video monitoring on the acceptance of the initial stage of Phase I by the Hsinchu County government in Taiwan
  Plato development remains on schedule for March 2027 tape-out and we continue to receive outside interest based on the disclosed preliminary performance and power savings findings
  Net revenue of $6.0 million, within Company’s guidance range of $5.7 to $6.5 million
  Increase in operating expense year-over-year is primarily related to ongoing Plato chip design consultants, commercialization of Gemini-II and non-recurring legal and other professional fees associated with an internal assessment completed in the quarter
  Quarter-end cash balance of $69.2 million reflecting spending on Plato development and a non-routine SG&A expense relating to our Taiwan manufacturing operations

Lee-Lean Shu, Chairman and Chief Executive Officer, stated, “In the second quarter of fiscal 2027, we made significant progress on several fronts, including the successful completion and acceptance of the initial stage of Phase I of our Smart Guardian Eye project, which is now providing live video monitoring and interpretive incident reporting. Our software development team is conducting an internal trial and validation of the alpha version of our AI-assisted software development kit (SDK), designed to simplify the process of porting existing AI models to our APU platform. We anticipate releasing a beta version to our initial customers before the end of December 2026. This will enable a broader range of prospective customers and partners to evaluate our technology using their own AI models, support multiple simultaneous evaluations, and expand our market reach through system integrators, helping to accelerate commercialization across a wider range of applications.”

Mr. Shu continued, "Looking ahead to the remainder of fiscal 2027, we are focused on achieving the following milestones: submitting our proposal for Phase II of the Smart Guardian Eye project, advancing the AI-assisted SDK toward commercial release in the first half of calendar year 2027, completing the tape-out of Plato in March 2027, with first-spin chips targeted for initial sampling by late summer of calendar year 2027, and securing a strategic partner who could expand our capabilities to enter new markets where we lack resources to pursue on our own. Achieving these milestones would enable us to expand the commercialization of Gemini-II in calendar year 2027, and position Plato for adoption across a broader range of AI applications.”

Commenting on the outlook for GSI's third quarter of fiscal 2027, Mr. Shu stated, "Our current expectation for the third quarter of fiscal 2027 is for net revenues in the range of $5.0 million to $6.0 million, with gross margin of approximately 38% to 40%.

“To address higher manufacturing costs, the Company plans to implement price increases immediately for new orders and effective January 1, 2027, for existing customer backlog. Management anticipates that these adjustments, together with improved product availability, will support a recovery in revenue and gross margin beginning in the fourth quarter of fiscal 2027,” concluded Mr. Shu.

Second Quarter Fiscal Year 2027 Summary Financials

The Company reported net revenues of $6.0 million for the second quarter of fiscal 2027, compared to $6.4 million for the second quarter of fiscal 2026 and $6.3 million for the first quarter of fiscal 2027. Net revenues were within the Company’s guidance range of $5.7 million to $6.5 million. Gross margin was 48.5% in the second quarter of fiscal 2027 compared to 54.8% in the second quarter of fiscal 2026 and 53.4% in the first quarter of fiscal 2027.

Gross margin was below the Company’s guidance of approximately 53% to 55%, and decreased year-over-year, primarily due to an unfavorable product mix and higher manufacturing costs resulting from supply chain constraints for wafers and outsourced assembly, burn-in and test operations. We are currently reviewing our manufacturing costs and intend to pass on any cost increases to our customers when it makes sense to do so.

Below is a breakdown of the second quarter of fiscal 2027 sales compared to the second quarter of fiscal 2026 and the first quarter of fiscal 2027:

  KYEC represented $1.2 million, or 19.7% of net revenues, compared to $802,000, or 12.4% of net revenues, in the same period a year ago and $1.0 million, or 16.1% of net revenues, in the prior quarter.
  Nokia represented $376,000, or 6.2% of net revenues, compared to $200,000, or 3.1% of net revenues, in the same period a year ago and $307,000, or 4.9% of net revenues, in the prior quarter.
  Military/defense sales were 46.7% of second quarter shipments, compared with 28.9% in the comparable period a year ago and 31.3% in the prior quarter.

Total operating expenses in the second quarter of fiscal 2027 were $10.4 million, compared to $6.7 million in the second quarter of fiscal 2026 and $8.8 million in the prior quarter.

  Research and development expenses were $6.0 million, compared to $3.8 million in the prior-year period and $5.9 million in the prior quarter. The year-over-year increase in research and development expenses during the second quarter of fiscal 2027 was driven primarily by external design services related to the development of our next-generation Plato processor, which are expected to continue until the completion of the Plato tape-out in March 2027. The increase was partially offset by higher government funding under our SBIR programs, which totaled $556,000 this quarter compared with $279,000 in the prior-year period and $336,000 in the prior quarter.
  Selling, general and administrative expenses were $4.3 million in the quarter ended September 30, 2026, compared to $3.0 million in the prior year quarter and $2.9 million in the previous quarter. The increase this quarter was primarily due to approximately $2.0 million of non-routine legal and other professional fees incurred in connection with the internal assessment of certain vendor matters within our foreign operations, which was concluded during the quarter. These fees were partially offset by $600,000 of a gain from assets received in a vendor settlement, resulting in a net impact of approximately $1.4 million. We do not expect to incur significant additional expenses related to these matters.

Second quarter fiscal 2027 operating loss was $7.4 million compared to an operating loss of $3.2 million in the prior-year period and an operating loss of $5.4 million in the prior quarter. Second quarter fiscal 2027 results included interest and other income of $569,000 and a tax provision of $155,000, compared to interest and other income of $43,000 and a tax provision of $41,000 for the same period a year ago and interest and other income of $517,000 and a tax benefit of ($76,000) in the prior quarter.

Net loss in the second quarter of fiscal 2027 was $7.0 million, or $(0.18) per diluted share, compared to a net loss of $3.2 million, or $(0.11) per diluted share, for the second quarter of fiscal 2026 and a net loss of $4.8 million, or $(0.13) per diluted share, for the first quarter of fiscal 2027.

Total second quarter pre-tax stock-based compensation expense was $1.1 million compared to $856,000 in the comparable quarter a year ago and $887,000 in the prior quarter.

Cash flows for the quarter ended September 30, 2026 (in thousands of dollars):

Cash and cash equivalents as of June 30, 2026	$77,045
Net cash used in operating activities	(7,993)
Net cash used by investing activities	(121)
Net cash provided by financing activities	257
Cash and cash equivalents as of September 30, 2026	$69,188

The decrease in cash and cash equivalents as of September 30, 2026, primarily reflects cash used in operating activities, which includes spending for the development of Plato and commercialization of Gemini-II and non-routine expenses related to the internal assessment discussed above.

On September 30, 2026, the Company had $69.2 million in cash and cash equivalents, compared to $67.2 million at March 31, 2026. Working capital was $73.8 million as of September 30, 2026, versus $70.0 million at March 31, 2026. Stockholders’ equity as of September 30, 2026, was $86.2 million, compared to $81.8 million as of the fiscal year ended March 31, 2026.

Conference Call

Management will conduct a conference call to review the Company's financial results for the second quarter of fiscal year 2027, and its current outlook for the third quarter of fiscal 2027 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today.

To participate in the call, please dial 1-833-862-0559 in the U.S. or 1-412-634-6358 for international approximately 10 minutes prior to the above start time and provide Conference ID 10212807. The call will also be streamed live via the internet at www.gsitechnology.com.

A replay will be available from November 5, 2026, at 7:30 p.m. Eastern Time through November 12, 2026, at 11:59 p.m. Eastern Time by dialing 1-844-512-2921 in the U.S. or 1-412-317-6671 for international and providing Access ID 10212807. A webcast of the call will be archived on the Company’s investor relations website under the Events and Presentations tab.

About GSI Technology

GSI Technology is at the forefront of the AI revolution with our groundbreaking APU technology, designed for unparalleled efficiency in billion-item database searches and high-performance computing. GSI’s innovations, Gemini-I® and Gemini-II®, offer scalable, low-power, high-capacity computing solutions that redefine edge computing capabilities.

GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. These forward-looking statements include, among others, statements regarding our product roadmap and commercialization milestones for Gemini-II and Plato, including the timing of the Plato tape-out and sampling of first-spin chips and our ability to secure a strategic partner for Plato; the timely development and release of our AI-assisted SDK, including the timing of its alpha and commercial releases, and market adoption of related tools; risks associated with our use of artificial intelligence tools in our research and development activities, including the risk that such tools produce inaccurate, defective or infringing outputs, compromise the confidentiality of our proprietary information, or fail to deliver anticipated efficiencies; our pursuit of initial design wins in defense and select commercial edge deployments; the timing and successful completion of proof-of-concept programs, including Phase I of our Smart Guardian Eye project and our planned proposal for Phase II; anticipated benefits from government proof-of-concept engagements and related funding, including under our SBIR programs; our expectations regarding future revenue and gross margin, including the guidance provided for our third quarter of fiscal 2027, demand for our SRAM solutions, and customer mix; our ability to pass manufacturing cost increases on to our customers; our expectations regarding costs associated with the internal assessment; and the interpretation and applicability of third-party benchmark results and energy/performance characteristics of our products. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; supply constraints and cost increases for wafers and outsourced assembly, burn-in and test services, and our ability to pass such costs on to customers; global public health crises that reduce economic activity; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the risk that proof-of-concepts, pilot programs, or benchmark validations do not translate into design wins, purchase orders, or revenue, including with respect to our Smart Guardian Eye project and our defense and aerospace-related programs such as our radiation testing initiatives; the comparability and generalizability of third-party benchmark results and energy/performance metrics across different configurations and use cases; intensive competition; the availability, timing and continuity of government funding opportunities; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology (including Gemini-II and Plato) and the establishment of new markets and customer and partner relationships for the sale of such products; the outcome of, and any further costs, remediation or consequences arising from, the internal assessment of matters within our foreign operations; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant SRAM products. Many of these risks are, and may continue to be, amplified by economic and geopolitical conditions, such as changing interest rates, worldwide inflationary pressures, policy unpredictability, the imposition of tariffs and other trade barriers, military conflicts, particularly in relation to Taiwan, and challenges in the global economic environment. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

Source: GSI Technology, Inc.

Contacts:

Investor Relations:

Hayden IR
Kim Rogers
385-831-7337
kim@haydenir.com

Media Relations:

Finn Partners for GSI Technology
Ricca Silverio
415-348-2724
gsi@finnpartners.com

Company:

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2026	2026	2025	2026	2025

Net revenues	$6,019	$6,312	$6,444	$12,331	$12,727
Cost of goods sold	3,101	2,943	2,911	6,044	5,543

Gross profit	2,918	3,369	3,533	6,287	7,184

Operating expenses:

Research & development	6,048	5,899	3,768	11,947	6,865
Selling, general and administrative	4,305	2,855	2,952	7,160	5,682
Total operating expenses	10,353	8,754	6,720	19,107	12,547

Operating loss	(7,435)	(5,385)	(3,187)	(12,820)	(5,363)

Interest and other income, net	569	517	43	1,086	56

Loss before income taxes	(6,866)	(4,868)	(3,144)	(11,734)	(5,307)
Provision (benefit) for income taxes	155	(76)	41	79	95
Net loss	($7,021)	($4,792)	($3,185)	($11,813)	($5,402)

Net loss per share, basic	($0.18)	($0.13)	($0.11)	($0.31)	($0.19)
Net loss per share, diluted	($0.18)	($0.13)	($0.11)	($0.31)	($0.19)

Weighted-average shares used in
computing per share amounts:

Basic	38,460	37,346	29,630	37,911	28,306
Diluted	38,460	37,346	29,630	37,911	28,306

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2026	2026	2025	2026	2025

Cost of goods sold	$83	$70	$58	$153	$102
Research & development	407	260	303	667	241
Selling, general and administrative	590	557	495	1,147	854
	$1,080	$887	$856	$1,967	$1,197

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 30, 2026	March 31, 2026
Cash and cash equivalents	$69,188	$67,212
Accounts receivable	3,620	4,237
Inventory	4,642	4,079
Other current assets	4,506	3,659
Net property and equipment	1,733	883
Operating lease right-of-use assets	8,233	8,264
Other assets	9,544	9,619
Total assets	$101,466	$97,953

Current liabilities	$8,199	$9,196
Long-term liabilities	7,046	6,996
Stockholders' equity	86,221	81,761
Total liabilities and stockholders' equity	$101,466	$97,953